[graphic]NewsLine

November 18, 2016
TO ALL MEMBERS:

2016 BOARD OF DIRECTORS ELECTION RESULTS;
DONALD J. MULLINEAUX RE-ELECTED CHAIRMAN

We are pleased to announce the results of the 2016 FHLBank of Cincinnati Board of Directors (Board) election. In this election, two Ohio Member Directors and three at-large Independent Directors were elected to the Board. All four directors will serve four-year terms commencing January 1, 2017, and expiring December 31, 2020. The board, currently at 17 members, has been expanded to 18 for 2017, with the addition of one Independent Director.

We are also pleased to announce that director Donald J. Mullineaux has been re-elected by the Board as chair. Dr. Mullineaux, of Lexington, Kentucky, is Emeritus duPont Endowed Chair in Banking and Financial Services at the Gatton College of Business and Economics at the University of Kentucky. He will serve a two-year term commencing January 1, 2017.

MEMBER DIRECTOR ELECTION RESULTS

Ohio

In Ohio, nine candidates ran for the two open seats. The two candidates receiving the highest number of votes are elected to the Board. The election results are provided below.

Number of Ohio members voting: 197

Total eligible Ohio votes to be cast (per candidate): 4,432,208

James J. Vance (Elected)

SVP & Treasurer
Western-Southern Life Assurance Co., Cincinnati
Total Votes Received: 1,006,445

Brady T. Burt (Elected)

Chief Financial Officer
The Park National Bank, Newark
Total Votes Received: 992,176

Mark N. DuHamel

EVP/Corporate Treasurer
Huntington National Bank, Columbus
Total Votes Received: 897,228

Shon B. Myers

Chairman/President/CEO
Farmers & Merchants Bank, Miamisburg
Total Votes Received: 557,194

Jeffrey J. Calabrese

SVP, Strategic Initiatives
First Federal S&LA, Lakewood
Total Votes Received: 515,797

Mary K. Snider

EVP/Secretary/Director
Fairfield Federal S&LA, Lancaster
Total Votes Received: 472,415

Timothy D. Ballinger

President/CEO
General Electric Credit Union, Cincinnati
Total Votes Received: 453,806

Mark A. Klein

President/CEO
The State Bank and Trust Co., Defiance
Total Votes Received: 192,485

John J. Kuntz

President/CEO
American Savings Bank, fsb, Portsmouth
Total Votes Received: 191,952

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of Independent Directors, the Board nominated incumbent directors Leslie D. Dunn and Alvin J. Nance, as well as J. Lynn Anderson, to run for three open seats. Ms. Dunn and Ms. Anderson possess the experience and knowledge in the areas required of non-Public Interest Independent Directors including financial, risk, law and organizational management. Likewise, Mr. Nance’s experience in housing and community development provides the background required for the role of Public Interest Director. As shown below, all candidates exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and are therefore elected to the Board.

Number of members voting: 366
Total eligible votes to be cast (per candidate): 6,770,431

J. Lynn Anderson — (Elected)

Total Votes Received: 3,635,507
Percent of votes eligible to be cast: 53.70%

Leslie D. Dunn (Re-elected)

Total Votes Received: 3,316,731
Percent of votes eligible to be cast: 48.99%

Alvin J. Nance — (Re-elected)

Total Votes Received: 3,296,310
Percent of votes eligible to be cast: 48.69%

The director election results were ratified by the Board at its November 17 meeting. On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell
President and CEO